CAUSE NO. 048-233656-08

Quicksilver Resources Inc. **Plaintiff,** **v.** **BreitBurn Energy Partners L.P., BreitBurn Operating L.P., BreitBurn GP LLC, BreitBurn Operating GP, LLC, Randall H. Breitenbach, Halbert S. Washburn, and Provident Energy Trust,** **Defendants.**	§ § § § § § § § § § § § §	**IN THE DISTRICT COURT OF** **TARRANT COUNTY, TEXAS** **48TH JUDICIAL DISTRICT**

ORDER GRANTING PLAINTIFF'S APPLICATION FOR TEMPORARY INJUNCTION

Having considered Plaintiff's Application for Temporary Injunction, Plaintiff's Verified Fourth Amended Petition, and all related pleadings, petitions, and briefing on file, and after a hearing, the Court hereby grants the following relief:

(1) A temporary injunction enjoining BreitBurn LP and BreitBurn GP from giving effect to the "Revised Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P." (the "Revised Amendment") purportedly adopted by BreitBurn GP's Board of Directors on December 29, 2009.

(2) A temporary injunction enjoining BreitBurn LP and BreitBurn GP from adopting or proposing any amendment to the Partnership Agreement without leave of court.

IT IS THEREFORE ORDERED that Defendants BreitBurn LP and BreitBurn GP, their officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with Defendants or with any of the foregoing, be temporarily and mandatorily enjoined, pending a trial on the merits in this cause, as set forth above.

With respect to each of the injunctions set forth in this Order, the Court finds that Quicksilver has demonstrated: (1) a cause of action against BreitBurn; (2) a probable right to the relief sought; and (3) a probable, imminent, and irreparable injury if this temporary injunction is

not issued pending trial. The Court specifically finds that: (i) the Revised Amendment adopted on December 29, 2009 violates the Partnership Agreement and is invalid; (ii) Quicksilver would suffer irreparable injury, and has no adequate remedy at law for, from any further delays or limitations with respect to its right to vote for directors of BreitBurn GP; and (iii) a temporary injunction is necessary to prevent such irreparable harm pending trial.

IT IS FURTHER ORDERED that a bond in the amount of $20,000 shall be filed with the Clerk of the Court by Plaintiff, conditioned as required by law.

Pursuant to Tex. R. Civ. P. 683, this case is set for trial on the merits on March 1, 2010, on Quicksilver Resources Inc.'s claims for permanent injunction and declaratory relief, which claims are hereby bifurcated from Quicksilver Resources Inc.'s damages claims for separate trial pursuant to Tex. R. Civ. P. 41.

SIGNED this 15th day of January, 2010.

DISTRICT JUDGE PRESIDING